Exhibit 10.2
OLIN CORPORATION
SEVERANCE PLAN FOR SECTION 16(b) OFFICERS
(as adopted effective January 27, 2019)

ARTICLE I.
BACKGROUND, PURPOSE AND TERM OF PLAN

Section 1.01    Purpose of the Plan. The general purpose of the Plan is to provide severance benefits to Olin executives who are Section 16(b) officers and who experience a Qualifying Termination prior to any Change in Control as described more fully herein.
Section 1.02    Term of the Plan. The Plan shall be effective as of the Effective Date. With respect to Participants hereunder, and excepting the Olin Corporation Change in Control Severance Plan for Section 16(b) Officers, the Plan shall supersede any plan, program or policy under which Olin provides severance benefits to any Participant. The Plan shall continue until terminated pursuant to Article VII of the Plan.
ARTICLE II.
DEFINITIONS

Section 2.01    “Annual Bonus Plan” shall mean Olin’s short-term annual incentive compensation plan, program or arrangement (as the same may be amended from time to time).
Section 2.02    “Base Salary” shall mean, in the case of a Participant, such Participant’s monthly base salary in effect at the Participant’s Termination Date.
Section 2.03    “Board” shall mean the Board of Directors of Olin or any successor board (or similar governing body in the case of an entity other than a corporation).
Section 2.04    “Cause” means (i) the willful and continued failure of a Participant to substantially perform the Participant’s duties (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or injury); (ii) the willful engaging by the Participant in gross misconduct significantly and demonstrably financially injurious to Olin; (iii) a willful breach by the Participant of Olin’s Code of Conduct (or any successor or replacement code or policy); or (iv) willful misconduct by the Participant in the course of Participant’s employment which is a felony or fraud. No act or failure to act on the part of the Participant will be considered “willful” unless done or omitted not in good faith and without reasonable belief that the action or omission was in the interests of Olin or not opposed to the interests of Olin and unless the act or failure to act has not been cured by the Participant within

14 days after written notice to the Participant specifying the nature of such violations. Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for Cause without reasonable written notice to Participant setting forth the reasons for Olin’s intention to terminate for Cause.

Section 2.05    “Change in Control” shall have such meaning ascribed to such term under the Olin Corporation Change in Control Severance Plan for Section 16(b) Officers.
Section 2.06    “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder.
Section 2.07    “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
Section 2.08    “Committee” shall mean the Compensation Committee of the Board or any successor committee. The Committee may delegate its authority under the Plan to an individual or another committee.
Section 2.09    “Disability” shall mean that a Participant is “disabled” (or such other similar term) within the meaning of Olin’s then current long-term disability plan, which shall be deemed to the case if the Participant meets the requirements for commencement of disability benefits under such long-term disability plan; provided, however, if Olin does not maintain a long-term disability plan at such applicable time, “Disability” shall be deemed to exist if the Participant meets the requirements for disability benefits under the Social Security law then in effect.
Section 2.10    “Effective Date” shall mean January 27, 2019.
Section 2.11    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
Section 2.12    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations thereunder.
Section 2.13    “Executive Severance” shall mean, in the case of a Participant’s Qualifying Termination, the Participant’s applicable Severance Multiple times the sum of (i) twelve months of the Participant’s Base Salary, plus (ii) the Participant’s Target Bonus.
Section 2.14    “Olin” or “Company” shall mean Olin Corporation, any successor entity, and any successor to its business and/or assets as set forth in Section 10.05 that assumes and agrees to perform the Plan by operation of law, or otherwise. Unless it is otherwise clear from the context, the term “Olin” or “Company” shall generally include its subsidiaries and affiliates.
Section 2.15    “Participant” shall mean any officer of the Company who is subject to the reporting rules under Section 16 of the Exchange Act and who executes the acknowledgment required under Section 5.07. If such officer ceases to meet the eligibility criteria described in the preceding sentence prior to any Qualifying Termination, such officer shall cease to be a Participant under the Plan.
Section 2.16    “Plan” shall mean this Olin Corporation Severance Plan for Section 16(b) Officers as set forth herein, and as the same may from time to time be amended.
Section 2.17    “Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator for the Plan, the Plan Administrator shall be the Vice President, Human Resources (or the equivalent). Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to Severance Benefits under the Plan, the Committee or its delegate shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).
Section 2.18    “Qualifying Termination” shall, subject to the following, mean the Participant is discharged by Olin other than for Cause and other than due to the Participant’s death or Disability. Notwithstanding the foregoing, the following shall not be considered a “Qualifying Termination” for purposes of the Plan:

(i)
if, in connection with the spinoff of an Olin business or Olin’s assets as a separate public company to Olin’s shareholders, a Participant accepts employment with, and becomes employed at, the spunoff company or its affiliate, the termination of the Participant’s employment with Olin;

(ii)
in connection with the sale of an Olin business or assets to a third party or the transfer or sale of an Olin business or Olin’s assets to a joint venture to be owned directly or indirectly by Olin with one or more third parties, if the Participant accepts employment with, and becomes employed by, such buyer or its affiliate or such joint venture or its affiliate in connection with such transaction, the termination of the Participant’s employment with Olin; or

(iii)	any termination of a Participant’s employment upon or within two years of a Change in Control.
For the avoidance of doubt, any voluntary termination of employment by a Participant shall not constitute a Qualifying Termination.
Section 2.19    “Restriction Period” shall mean, in the case of a Participant, the applicable Severance Period as set forth and determined under Annex A based on such Participant’s position immediately prior to his Termination Date.
Section 2.20    “Section 409A” shall mean Section 409A of the Code.

Section 2.21    “Separation and General Release Agreement” shall mean a written agreement in the form prescribed by the Company which provides for (i) a general release of claims by the Participant in favor of the Company, its current and former subsidiaries, affiliates, and shareholders, its current and former officers, directors, and employees, and other applicable Company parties, plans or entities, and (ii) the Participant’s obligations under the restrictive covenant provisions contained in Article V.
Section 2.22    “Separation from Service Date” shall mean, in the case of a Participant, the date of the Participant’s “separation from service” within the meaning of Section 409A and determined in accordance with the regulations promulgated under Section 409A.
Section 2.23    “Severance Benefits” shall mean the payments and benefits that a Participant is eligible to receive pursuant to Section 4.02 of the Plan (subject to other applicable provisions of the Plan).
Section 2.24    “Severance Multiple” shall mean, in the case of a Participant, the applicable numerical factor as set forth and determined under Annex A based on such Participant’s position immediately prior to his Termination Date.
Section 2.25    “Severance Period” shall mean, in the case of a Participant, the applicable period of time as set forth and determined under Annex A based on such Participant’s position immediately prior to his Termination Date.
Section 2.26    “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.
Section 2.27    “Target Bonus” shall mean the target incentive award opportunity established for the Participant under the Annual Bonus Plan for the calendar year in which the Termination Date occurs. In the event a Participant’s Termination Date occurs prior to the establishment of the Participant’s target incentive award opportunity for such calendar year, the Target Bonus shall be deemed to be the target incentive award opportunity established for the Participant under the Annual Bonus Plan in the immediately preceding calendar year.
Section 2.28    “Termination Date” shall mean the date as of which the active employment of the Participant with the Company is severed.
ARTICLE III.
ELIGIBILITY FOR BENEFITS

Section 3.01    Eligibility. Each Participant in the Plan who incurs a Qualifying Termination and who satisfies the conditions of Section 3.02 shall be eligible to receive the applicable Severance Benefits described in the Plan, except that any such Participant who is a party to an employment agreement (or similar agreement) with the Company pursuant to which such Participant is entitled to severance benefits prior to a Change in Control (or such similar term used in such agreement) shall not be eligible to receive the Severance Benefits described in the Plan. As a condition of participating in the Plan, each individual must expressly agree that the Plan supersedes all prior employment agreements (or similar agreements) and sets forth the entire severance benefit to which he or she is entitled to prior to a Change in Control while a Participant.
Section 3.02    Conditions.
(a)    Eligibility for any Severance Benefits is expressly conditioned on (i) execution by the Participant of the Separation and General Release Agreement, and lapsing of the revocation period for the Separation and General Release Agreement, within 60 days after the Participant’s Termination Date (the “Release Period”) and (ii) compliance by the Participant with all the material terms and conditions of such Separation and General Release Agreement. If the Participant has not fully complied with any of the applicable terms of the Plan and/or the Separation and General Release Agreement, the Plan Administrator may deny unpaid Severance Benefits or discontinue the payment of the Participant’s Severance Benefits and may require the Participant, by providing at least 10 days’ prior written notice of such repayment obligation to the Participant during which period the Participant may cure such failure to comply (if capable of being cured), and if not so cured, the Participant shall be obligated to repay any portion of the Severance Benefits already received under the Plan. If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefits received under the Plan is required, such amounts shall be repaid within thirty (30) calendar days of the date the written notice is sent. Any remedy under this subsection (a) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.
(b)    The Plan Administrator shall determine a Participant’s eligibility to receive Severance Benefits in its sole discretion.
ARTICLE IV.
DETERMINATION OF BENEFITS

Section 4.01    Benefits Upon Any Termination of Employment. In the event of any termination of employment, regardless of whether the Participant is eligible for benefits under the Plan, and subject to other provisions of the Plan, the Company shall pay or provide to the Participant the following: (a) all earned but unpaid base salary through the Termination Date which shall be payable in accordance with the Company’s normal payroll practices, (b) any accrued and unused vacation which shall be payable in accordance with the Company’s regular vacation policy, and (c) to the extent vested and payable as provided in each applicable plan, any other payments or benefits pursuant to any other compensation or benefit plans, programs or arrangement not described herein. For avoidance of doubt, the Participant shall accrue no vacation after the Participant’s Termination Date.
Section 4.02    Severance Benefits. Subject to the other provisions of the Plan (including, without limitation, Sections 3.02 and 10.04), in the event of a Participant’s Qualifying Termination, the Severance Benefits to be provided to such Participant shall be determined under the following provisions of this Section 4.02.

(a)    Severance. In the event of a Participant’s Qualifying Termination, Olin will pay the Participant, in equal installments in accordance with Olin’s normal payroll practices, over the applicable Severance Period that begins on the 60th day after the Participant’s Termination Date, an aggregate amount equal to the Executive Severance.
(b)    Health Plan Continuation. For the period of the applicable Severance Period from the Participant’s Termination Date, the Participant (and Participant’s covered dependents) will be eligible to continue to receive coverage on the same basis as a similarly situated active employee under all Olin medical, dental and life insurance plans to the extent the Participant was receiving such coverage immediately prior to the Qualifying Termination (provided that the Participant makes the applicable premium payments required by similarly situated active employees generally for such coverage). The Participant’s eligibility (if any) for continuation coverage under COBRA would commence at the end of the period during which insurance coverage is provided under the preceding sentence without offset for coverage provided thereunder. For avoidance of doubt, the cost of any continuation coverage under COBRA will be the same as charged to other similarly situated terminated employees.
(c)    Outplacement. The Participant will be entitled at Olin’s expense to outplacement counseling and associated services in accordance with Olin’s customary practice at the time with respect to its senior executives who have been terminated other than for Cause. Such counseling and services contemplated by this Section 4.02(c) are intended to facilitate the obtaining by the Participant of other employment following a Qualifying Termination, and payments or benefits by Olin in lieu thereof will not be available to the Participant. The outplacement services will be provided for a period of 12 months beginning on the 60th day after the Participant’s Termination Date.
(d)    Current Year Bonus. If the Participant’s Qualifying Termination occurs during or after the second calendar quarter of the calendar year of the Qualifying Termination, the Participant shall be paid a prorated Annual Bonus Plan award for such calendar year which shall be determined by multiplying the average actual payout (as a percentage of the Annual Bonus Plan target) for all participants in the Annual Bonus Plan in the same measurement organizational unit by a fraction, the numerator of which is the number of full weeks in the calendar year prior to the Qualifying Termination and the denominator of which is 52. Such prorated Annual Bonus Plan award shall be paid at substantially the same time as Annual Bonus Plan payments for the year in which the Qualifying Termination occurs are made to then current active employees, provided that such payment shall be made to the Participant no earlier than January 1 and no later than December 31 of the calendar year following the calendar year in which the Qualifying Termination occurs.
For avoidance of doubt, (i) no prorated Annual Bonus Plan award for the calendar year of the Qualifying Termination shall be payable if the Participant’s Qualifying Termination occurs during the first calendar quarter of such calendar year, (ii) payment, if any, of the Annual Bonus Plan award for the calendar year preceding the calendar year of the Qualifying Termination shall be determined in accordance with the terms of the applicable Annual Bonus Plan, and (iii)

nothing herein shall be construed as providing that the Participant shall accrue any Annual Bonus Plan award following the Participant’s Termination Date.
Section 4.03    Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if a Participant has engaged in conduct that constitutes Cause at any time prior to the Participant’s Termination Date (whether determined before or after such date), the Plan Administrator may by written notice to the Participant determine that any Severance Benefit payable to the Participant under Section 4.02 of the Plan shall immediately cease, and that the Participant shall be required to return any Severance Benefits paid to the Participant prior to such determination. The Company may withhold paying Severance Benefits under the Plan pending resolution of a good faith inquiry that could lead to a finding resulting in Cause (as determined in accordance with Section 2.04).
Section 4.04    Other Arrangements.
(a)    The provisions of the Plan may provide for payments to the Participant under certain compensation or bonus plans or arrangements under circumstances where such plans or arrangements would not provide for payment thereof. It is the specific intention of the Company that the provisions of the Plan shall supersede any provisions to the contrary in such plans, to the extent permitted by applicable law, and such plans shall be deemed to have been amended to correspond with the Plan without further action by the Company.
(b)    The Plan and the Severance Benefits provided pursuant to the Plan are being made available on a voluntary basis by the Company and are not required by any legal obligation. Severance Benefits provided under the Plan are at the discretion of the Company and nothing in the Plan shall give, or be construed to give, any Participant the vested right to any payments or benefits under the Plan.
(c)    Severance Benefits under the Plan are not intended to duplicate other payments or benefits, and nothing above shall be construed as resulting in the duplications of benefits or payments that would otherwise be provided under Section 4.01.
(d)    Any Severance Benefit under the Plan may be in lieu of any severance pay, notice period or benefits required or provided under any federal, state, or local law or ordinance. The Plan Administrator shall determine how to apply this provision, and may override other provisions of the Plan in doing so.
(e)    Except as otherwise specifically provided in the Plan, no Participant shall be entitled to any cash payments or other severance benefits under any of the Company’s then current severance pay policies for a termination that is covered by the Plan for the Participant.
(f)    For avoidance of doubt, a Participant shall not be eligible to receive severance benefits under both the Plan and the Olin Corporation Change in Control Severance Plan for Section 16(b) Officers.

Section 4.05    Termination of Eligibility for Benefits. A Participant shall cease to be eligible to participate in the Plan, and all Severance Benefit payments shall cease upon the occurrence of the earlier of:
(a)    subject to Article VII, applicable termination or amendment of the Plan; or
(b)    completion of payment to the Participant of the Severance Benefits for which the Participant is eligible under the Plan; or
(c)    upon reemployment by the Participant with the Company.
ARTICLE V.
CONFIDENTIALITY, COVENANT NOT TO COMPETE AND NOT TO SOLICIT

Section 5.01    Confidential Information.
(a)    The Participant agrees (whether or not the Participant is subject to the restrictions set forth in Sections 5.02 and 5.03) not to disclose, during the term of his or her employment with the Company or at any time thereafter, to any person not employed by Olin, or not engaged to render services to Olin, any confidential information obtained by the Participant while in the employ of Olin, including, without limitation, trade secrets, know-how, improvements, discoveries, designs, customer and supplier lists, business plans and strategies, forecasts, budgets, cost information, formulae, processes, manufacturing equipment, compositions, computer programs, data bases and tapes and films relating to the business of Olin and its subsidiaries and affiliates (including majority-owned companies of such subsidiaries and affiliates); provided, however, that this provision shall not preclude the Participant from disclosing information (i) known generally to the public (other than pursuant to the Participant’s act or omission) or (ii) to the extent required by law or court order.
(b)    The Participant also agrees that upon leaving Olin’s employ, the Participant will not take with the Participant, without the prior written consent of an officer authorized to act in the matter by the Board, any drawing, blueprint, specification or other document of Olin, its subsidiaries or affiliates, which is of a confidential nature relating to Olin, its subsidiaries or affiliates, including, without limitation, relating to its or their methods of distribution, or any description of any formulae or secret processes.
(c)    The Participant also agrees to comply with any other agreement with or obligation to Olin for the protection of Olin’s confidential information, intellectual property and proprietary information.
(d)    The Participant agrees that he or she will retain his or her fiduciary responsibilities to Olin after the Participant’s termination of employment to the extent provided by law. In addition, the Participant agrees to continue to abide by applicable provisions of the principles and guidelines set forth in Olin’s Code of Conduct (or any successor or replacement code or policy).

(e)    The above restrictions shall apply to the Participant regardless of whether the Participant experiences a Qualifying Termination or receives Severance Benefits under the Plan.
(f)    Notwithstanding the foregoing, nothing in the Plan shall prevent the Participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934, as amended). Furthermore, the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a federal, state or local governmental official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (y) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal. A Participant who files a lawsuit for retaliation by the Company for reporting a suspected violation of law may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
Section 5.02    Non-Competition & Non-Solicitation. The Participant agrees that, during the term of his or her employment with the Company, and in the event of the Participant’s Qualifying Termination, thereafter during the Restriction Period, he or she, will not directly or indirectly:

(i)
render services for any corporation, partnership, sole proprietorship or any other person or entity or engage in any business which, in the sole judgment of Olin, is or becomes competitive with Olin or any affiliate, or which is or becomes otherwise prejudicial to or in conflict with the interests of Olin or any affiliate (such judgment to be based on the Participant’s positions and responsibilities while employed by Olin or an affiliate, the Participant’s post-employment responsibilities and position with such corporation, partnership, sole proprietorship, person, entity or business, the extent of past, current and potential competition or conflict between Olin or an affiliate and such other corporation, partnership, sole proprietorship, person, entity or business, the effect on customers, suppliers and competitors of the Participant’s assuming such post-employment position, the guidelines established in the then-current edition of Olin’s Code of Conduct, and such other considerations as are deemed relevant given the applicable facts and circumstances), provided that the Participant shall be free to purchase as an investment or otherwise, stock or other securities of such corporation, partnership, sole proprietorship, person, entity or business so long as they are listed upon a recognized securities exchange or traded over the counter and such investment does not represent a substantial investment to the Participant or a greater than 1% equity interest in such corporation, partnership, sole proprietorship, person, entity or business; or

(ii)	for the Participant or for any other person, corporation, partnership, sole proprietorship, entity or business: (A) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of Olin, unless such employee or former employee has not been employed by Olin for a period in excess of six months; (B) call on or solicit any of the actual or targeted prospective customers of Olin on behalf of any corporation, partnership, sole proprietorship, person, entity or business in connection with any business competitive with the business of Olin; or (C) make known the names and addresses of such customers or any information relating in any manner to Olin’s trade or business relationships with such customers.
Section 5.03    Non-Disparagement and Legal Cooperation. The Participant agrees that in the event of the Participant’s Qualifying Termination, during the Restriction Period and at any time thereafter, the Participant shall not make, or assist, encourage, discuss, cooperate, incite, or otherwise confer with or aid any others in making, any statement that intentionally disparages Olin, its business, services or products, or any of Olin’s respective officers, directors, employees, advisors, or reputations unless, in each case, in the context of a legal process (including without limitation, litigation between Olin and the Participant), required governmental testimony or filings, any administrative or arbitral proceedings (including, without limitation, arbitration between Olin and the Participant) or as otherwise required by law. Notwithstanding the foregoing and subject to Section 5.01, in no event shall the Participant be prohibited from making truthful statements in response to questions from a prospective future employer.
The Participant agrees that in the event of the Participant’s Qualifying Termination, during the Restriction Period, the Participant will reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that occurred while the Participant was employed by the Company and of which the Participant has relevant knowledge. The Participant’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available for telephone conferences with outside counsel and/or personnel of the Company, being available for interviews, depositions and/or to act as a witness on behalf of the Company, if reasonably requested, and at the Board’s reasonable request responding to any inquiries about the particular matter. The Participant further agrees to reasonably and truthfully cooperate with the Company in connection with any investigation or review by any federal, state or local regulatory authority relating to events or occurrences that transpired while the Participant was employed with the Company and of which the Participant has relevant knowledge. The Company shall promptly pay (or promptly reimburse) the Participant (a) for any and all reasonable out-of-pocket expenses incurred by the Participant in connection with such cooperation, and (b) a reasonable hourly rate determined by the Company to the Participant for all time provided pursuant to this paragraph in excess of 50 hours.
Section 5.04    Reasonableness. The Participant agrees that (i) the restrictive covenants contained in this Article V are reasonably necessary to protect the legitimate business interests of Olin, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind, (ii) the Participant’s full, uninhibited and faithful observance of each of the covenants contained in this Article V will not cause the Participant any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair the

Participant’s ability to obtain employment commensurate with the Participant’s abilities and on terms fully acceptable to the Participant or otherwise to obtain income required for the comfortable support of the Participant and the Participant’s family and the satisfaction of the needs of the Participant’s creditors, and (iii) the restrictions contained in this Article V are intended to be, and shall be, for the benefit of and shall be enforceable by, Olin and Olin’s successors and permitted assigns.
Section 5.05    Equitable Relief.
(a)    The Participant acknowledges and agrees that any violation of the provisions of this Article V would cause Olin irreparable damage and that if the Participant breaches or threatens to breach such provisions, Olin shall be entitled, in addition to any other rights and remedies Olin may have at law or in equity, to obtain specific performance of such covenants through injunction or other equitable relief from a court of competent jurisdiction, without proof of actual damages and without being required to post bond.
(b)    In the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of the Plan (whether in whole or in part) is void or constitutes an unreasonable restriction against the Participant, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances.
(c)    The Participant and the Company irrevocably and unconditionally (i) agree that any suit, action or other legal proceeding arising out of this Article V or any other provision of the Plan, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court whose jurisdiction includes Clayton, Missouri, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Missouri, (ii) consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waive any objection which Participant may have to the laying of venue of any such suit, action or proceeding in any such court.
Section 5.06    Survival of Provisions. The obligations contained in this Article V shall survive the termination of Participant’s employment with the Company for any reason (or termination of the Plan), and shall be fully enforceable thereafter.
Section 5.07    Acknowledgment. The Plan Administrator shall require, as a condition to a Participant’s participation in the Plan, that such Participant enter into a written acknowledgment of the terms of this Article V (and such other provisions of the Plan as the Plan Administrator determines appropriate), in such form as the Plan Administrator shall determine appropriate from time to time.

ARTICLE VI.
THE PLAN ADMINISTRATOR

Section 6.01    Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company and Committee, to properly administer the Plan. The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, to supply omissions, and to make all other determinations deemed necessary or advisable for the Plan. The Plan Administrator shall have the sole discretion to make decisions and take actions with respect to questions arising in connection with the Plan, including but not limited to the determination of questions of eligibility and participation, and the amount, manner and timing of benefits. All decisions, actions and interpretations of the Plan Administrator shall be final and binding upon Participants. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan. Any decisions, actions or interpretations to be made under the Plan by the Plan Administrator need not be uniformly applied to similarly situated individuals. All decisions, actions and interpretations of the Plan Administrator shall be accorded deference by the arbitrator under Section 9.04 hereof and by a court of competent jurisdiction entering the award of such arbitrator (or otherwise making a determination on a Plan matter), in each case to the maximum extent permitted by applicable law.
Section 6.02    Compensation of the Plan Administrator. The Plan Administrator shall receive no compensation for services as such. However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s duties.
Section 6.03    Records, Reporting and Disclosure. The Plan Administrator and/or Company shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Committee and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to such examining Participant and to the Plan. The Plan Administrator and/or Company shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder.
ARTICLE VII.
AMENDMENT, TERMINATION AND DURATION

Section 7.01    Amendment, Suspension and Termination.
(a)    Except as provided below, Olin, by action of the Board or Committee, reserves the right to amend the Plan, in whole or in part, or to discontinue or terminate the Plan, at any time in its sole discretion. Such Plan amendments may include, but are not limited to, elimination or reduction in the Severance Benefits provided to a Participant and may be retroactive or prospective in nature.
(b)    Notwithstanding Section 7.01(a), no amendment, discontinuance or termination, however, may adversely affect the rights of any Participant without his or her written consent if such person (i) is then receiving Severance Benefits under the Plan, or (ii) is entitled to receive Severance Benefits under the Plan on account of a prior Qualifying Termination.
(c)    Notwithstanding the above limitations, the Plan may be amended at any time (and such amendment will be given affect) if such amendment is required to bring the Plan into compliance with applicable law, including but not limited to Section 409A.
Section 7.02    Duration. The Plan shall continue in full force and effect until termination of the Plan pursuant to Section 7.01.
ARTICLE VIII.
DUTIES OF THE COMPANY

Section 8.01    Records. The Company thereof shall supply to the Plan Administrator, as the case may be, all records and information necessary to the performance of the Plan Administrator’s duties.
Section 8.02    Payment. Payments of Severance Benefits to Participants shall be made by the Company in such amount as determined by the Plan Administrator in its sole discretion, from the Company’s general assets or from a supplemental unemployment benefits trust, as directed by the Plan Administrator.
ARTICLE IX.
CLAIMS PROCEDURES

Section 9.01    Claim. Each Participant under the Plan may contest the administration of the Severance Benefits awarded by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures described in this Article IX are exhausted and a final determination is made by the Plan Administrator. No person may bring legal action, including a lawsuit, either in law or equity, more than one year after a final decision is rendered on a claim. In order to raise an issue in any legal action related to the claim, such person must have clearly raised such issue during the claims and appeals procedure described herein.
Section 9.02    Initial Claim. Before the date on which payment of a Severance Benefit occurs, any claim relating to the administration of such Severance Benefit must be supported by such information as the Plan Administrator deems relevant and appropriate. In the event that any such claim is denied in whole or in part, the terminated Participant or his or her beneficiary (“Claimant”) whose claim has been so denied shall be notified of such denial in writing by the

Plan Administrator within ninety (90) days after the receipt of the claim for benefits. This period may be extended an additional ninety (90) days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the Claimant prior to the end of the initial ninety (90) day period. The notice advising of the denial shall (i) specify the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) describe any additional material or information necessary for the Claimant to perfect the claim (explaining why such material or information is needed), and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
Section 9.03    Appeals of Denied Administrative Claims. All appeals shall be made by the following procedure:
(a)    A Claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice shall be filed within sixty (60) calendar days of notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.
(b)    The Plan Administrator shall consider the merits of the Claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Plan Administrator shall deem relevant.
(c)    The Plan Administrator shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefor. The determination shall be made to the Claimant within sixty (60) days of the Claimant’s request for review, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. In such case, Plan Administrator shall notify the Claimant of the need for an extension of time to render its decision prior to the end of the initial sixty (60) day period, and the Plan Administrator shall have an additional sixty (60) day period to make its determination. If the determination is adverse to the Claimant, the notice shall (i) provide the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits, and (iv) state that the Claimant has the right to bring an action under Section 502(a) of ERISA.
Section 9.04    Arbitration; Expenses. In the event of any dispute under the provisions of the Plan, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall have the dispute, controversy or claim settled by arbitration at Olin’s corporate headquarters in accordance with the rules of the American Arbitration Association then in effect (and subject to the last sentence of Section 6.01 to the extent permitted by applicable law). Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of the Plan or to award a remedy for a dispute involving the Plan other than a benefit or payment specifically provided under or by virtue of the Plan. If the Participant substantially prevails on any material issue that is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrator and any expenses relating to the conduct of the arbitration (including the Company’s and Participant’s reasonable attorneys’ fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.
If any payment which is due to the Participant hereunder has not been paid within thirty (30) days of the date on which such payment was due, the Participant shall be entitled to receive interest thereon from the due date until paid at an annual rate of interest equal to the Prime Rate reported in the Wall Street Journal, Northeast Edition, on the last business day of the month preceding the due date, compounded annually.
ARTICLE X.
MISCELLANEOUS

Section 10.01    Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he or she may expect to receive, contingently or otherwise, under the Plan, except for the designation of a beneficiary as contemplated in Section 10.02.
Section 10.02    Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his or her death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Plan Administrator, and will be effective only when filed by the Participant in writing with the Plan Administrator during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to or exercised by the Participant’s surviving spouse, if any, or otherwise to or by his or her estate.
Section 10.03    Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at his or her most recent address as shown on the books and records of the Company. In the case of the Company, mailed notices shall be addressed to Olin’s corporate headquarters in Clayton, Missouri to the Plan Administrator, with copies to both the Corporate Secretary and the General Counsel of the Company.

Section 10.04    Tax Items – Withholding, Code Section 409A and 105(h) Compliance.
(a)    Any Severance Benefits provided under the Plan shall be subject to applicable withholding obligations in an amount sufficient to satisfy U.S. or foreign federal, provincial, state and local or other applicable withholding tax requirements.
(b)    The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such Section 409A. The Plan (and any payments) may be amended (in accordance with Article VII of the Plan) in any respect deemed necessary or desirable (including retroactively) by the Company with the intent to preserve exemption from or compliance with Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Plan payments. Neither the Company nor the Plan Administrator shall have any liability to any person in the event such Section 409A applies to any payments or benefits hereunder in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries. A Participant (or his beneficiary, as applicable) is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such person in connection with the Plan (including any taxes and penalties under Section 409A), and neither the Company nor the Plan Administrator shall have any obligation to indemnify or otherwise hold such person harmless from any or all of such taxes or penalties.
(c)    Notwithstanding the provisions of Section 4.02, if, as of the Separation from Service Date, the Participant is a Specified Employee, then, except to the extent that the Plan does not provide for deferred compensation within the meaning of Section 409A, the following shall apply: (1) no Severance Benefits considered deferred compensation under Section 409A which are determined to be payable upon a Participant’s termination of employment as determined under Section 409A and not subject to an exception or exemption thereunder, shall be provided to the Participant, in each case, during the period beginning on the Participant’s Separation from Service Date and ending on the six-month anniversary of such date or, if earlier, the date of the Participant’s death, and (2) within thirty days after the six-month anniversary of the Participant’s Separation from Service Date or, if earlier, the Participant’s death, the Company shall make a one-time, lump-sum cash payment to the Participant (or his beneficiary, if applicable) in an amount equal to the sum of the amounts that would have been otherwise payable, without interest, to the Participant under the Plan during the period described in clause (1) above.
(d)    The Plan Administrator reserves the right to make deductions or offsets to the Severance Benefits in accordance with applicable law for the stated amount of monies owed to the Company by the Participant or the value of Company property that the Participant has retained in his/her possession; provided, however, that except as permitted under Section 409A, any Severance Benefits considered deferred compensation within the meaning of Section 409A provided to the Participant may not be reduced by, or offset against, any amount owing by the Participant to Olin.

(e)    To the extent required by Section 409A, any Severance Benefits considered deferred compensation within the meaning of Section 409A provided upon a termination of a Participant’s employment shall only be paid or provided to the Participant upon his or her Separation from Service.
(f)    Except as specifically permitted by Section 409A, the amounts of any benefits and reimbursements provided to the Participant under the Plan during any calendar year shall not affect the amounts of any benefits and reimbursements to be provided to the Participant under the Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Furthermore, any reimbursement payments for any expenses provided to the Participant under the Plan shall be made to the Participant as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the applicable expense is incurred, and any reimbursement payments for any taxes provided to the Participant under the Plan shall be made to the Participant no later than the last day of the calendar year following the calendar year in which the related taxes are remitted.
(g)    For purposes of Section 409A, each installment of any payments made under the Plan will be deemed to be a separate payment as permitted under Treas. Reg. Section 1.409A-2 (b)(2)(iii).
(h)    To the extent deemed necessary by the Company for purposes of Code Section 105(h), the difference between the cost for such coverage under COBRA, as defined below, and the amount of the necessary contributions that the Participant is required to pay for such coverage as provided in the first sentence of Section 4.02(b) will be considered imputed income to the Participant. For avoidance of doubt, the Participant is responsible for the payment of any applicable income taxed due as a result of such imputed income.
(i)    Notwithstanding any provision of the Plan to the contrary, to the extent necessary to satisfy Code Section 105(h), Olin will be permitted to alter the manner in which health or other welfare benefits are provided to a Participant following the Participant’s Termination Date.
(j)    With respect to Code Section 162(q), nothing in the Plan shall be interpreted or construed as requiring nondisclosure with respect to any sexual harassment or sexual abuse that may be a subject of the Separation and General Release Agreement.
Section 10.05    Successors and Assigns. The rights under the Plan are personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. The Plan shall inure to the benefit of and be enforceable by the Participant’s legal representatives. The Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place (with a copy of such assumption provided to the Participant). Failure of Olin to obtain such assumption and agreement prior to the effectiveness of any such succession will entitle the Participant to the Severance Benefits from Olin in the same amount and on the same terms as the Participant would be entitled to hereunder had a Qualifying Termination occurred on the succession date.
Section 10.06    No Impact On Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable under the Plan shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.
Section 10.07    No Mitigation. A Participant shall not be required to mitigate the amount of any Severance Benefit provided for in the Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefit provided for herein be reduced by any compensation earned by other employment or otherwise or subject to offset except as otherwise expressly provided for herein.
Section 10.08    No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or any person whosoever, the right to be retained in the service of the Company.
Section 10.09    Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
Section 10.10    Heirs, Assigns, and Personal Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.
Section 10.11    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
Section 10.12    Gender and Number. Where the context admits, words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice versa.
Section 10.13    ERISA. The Plan is intended to provide a select group of management or highly compensated employees with certain compensation and benefits as set forth in the Plan in the event a Participant’s employment with the Company is terminated in a Qualifying Termination and the other conditions and requirements of the Plan are met. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of ERISA. Rather, the Plan is intended to be an unfunded “welfare benefit plan” within the meaning of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of the United States Department of Labor regulations Section 2510.3-2(b), and shall be interpreted and administered accordingly.
Section 10.14    Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Severance Benefits.
Section 10.15    Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Plan Administrator and all other parties with respect thereto.
Section 10.16    Controlling Law. The Plan shall be construed and enforced according to the laws of the State of Virginia (without giving effect to its principles of conflicts of law) to the extent not superseded by federal law.

ANNEX A

Executive Severance
Position	Severance Multiple	Severance Period
All Participants	1	12 months

Olin Corporation Severance Plan for Section 16(b) Officers
Form of Acknowledgement Agreement
By signing below, I acknowledge to Olin Corporation (“Olin”) that:

(a)	I have received a copy of the Olin Corporation Severance Plan for Section 16(b) Officers (the “Plan”) and have read the Plan;

(b)
I understand and agree to be bound by the terms and conditions of the Plan, including, but not limited to, the restrictive covenants (including the non-competition and non-solicitation restrictions) of Article V of the Plan, as well as the jurisdictional provisions of Section 5.05(c) of the Plan and the mandatory arbitration provisions of Section 9.04 of the Plan;

(c)	I was advised by Olin, and I am aware, of my right to consult with an attorney before signing this Agreement;

(d)	I have signed this Agreement knowingly and voluntarily and without any duress or undue influence on the part or behalf of Olin or any of its affiliates;

(e)	I acknowledge that in signing this Agreement, I have not relied upon any representation or statement not set forth in this Agreement or the Plan made by Olin or any of its representatives;

(f)	I agree that the Plan does not create a contractual guarantee of employment, either implied or expressed; and

(g)
I acknowledge that this Agreement sets forth the entire understanding between Olin and me in connection with its subject-matter and supersedes and replaces any express or implied, written or oral, prior agreement of plans or arrangement with respect to the subject matter covered under the Plan which I may have had with Olin or any of its affiliates.

Agreed and Acknowledged By:

Employee Signature	Employee Printed Name

Date